Exhibit (a)(5)(F)

IAC/INTERACTIVECORP COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF CARE.COM, INC.

NEW YORK and WALTHAM, Mass. — January 13, 2020 — IAC/InterActiveCorp (NASDAQ: IAC) (“IAC”) and Care.com, Inc. (NYSE: CRCM) (“Care.com”) today announced that IAC’s wholly-owned subsidiary, Buzz Merger Sub Inc. (“Merger Sub”), has commenced its previously announced tender offer to acquire (i) all of the outstanding shares of common stock (the “Common Shares”) of Care.com at a price of $15.00 per Common Share and (ii) all outstanding shares of Series A Convertible Preferred Stock (the “Preferred Shares”) of Care.com at a purchase price equal to 150% of the liquidation preference per Preferred Share plus accrued and unpaid dividends, in each case, net to the holder in cash, without interest and less any applicable withholding taxes. The tender offer is being made in connection with the Agreement and Plan of Merger, dated December 20, 2019, by and among IAC, Merger Sub and Care.com.

The board of directors of Care.com has determined that the offer is fair, advisable and in the best interest of Care.com and its stockholders and recommends that the stockholders of Care.com tender their shares.

The tender offer is scheduled to expire at one minute after 11:59 p.m., Eastern Time, on February 10, 2020, unless extended or earlier terminated.

Complete terms and conditions of the tender offer can be found in the Offer to Purchase, Letter of Transmittal and other related materials that will be filed by IAC and Merger Sub with the Securities and Exchange Commission (“SEC”) on January 13, 2020. In addition, on January 13, 2020, Care.com will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 888-660-8331 and at the website maintained by the SEC at www.sec.gov. Computershare Trust Company, N.A. is acting as depositary and paying agent for the tender offer.

About IAC

IAC builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo and Dotdash, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. IAC is headquartered in New York City and has business operations and satellite offices worldwide. Learn more at www.iac.com.

About Care.com

Since launching in 2007, Care.com has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 19.8 million families and 14.3 million caregivers across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.7 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of common or preferred stock of Care.com or any other securities, nor is it a substitute for the tender offer materials that IAC and Merger Sub will file with the SEC upon commencement of the tender offer on January 13, 2020. IAC and Merger Sub will file tender offer materials on Schedule TO, including an offer to purchase, a letter of transmittal and related documents with the SEC, and Care.com will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer, on January 13, 2020. The offer to purchase all of the issued and outstanding shares of Care.com common and preferred stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS OF CARE.COM ARE URGED TO READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer materials and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by IAC will be available free of charge on IAC’s website. In addition, security holders of Care.com may obtain free copies of the tender offer materials by contacting the information agent for the tender offer named in the Tender Offer Statement on Schedule TO. Copies of the documents filed with the SEC by Care.com will be available free of charge on Care.com’s website.

Cautionary Statement on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to IAC’s or Care.com’s future financial performance, business prospects and strategy, including the tender offer, the merger, the ability to successfully complete such transactions and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the merger, including, among other things, regarding how many shares Care.com stockholders will tender in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals relating to the acquisition, the ability to satisfy the conditions to the closing of the tender offer and the merger, the expected timing of the tender offer and the merger, difficulties or unanticipated expenses in connection with integrating Care.com’s operations, products and employees into IAC’s and the possibility that anticipated synergies and other benefits of the transaction will not be realized in the amounts anticipated, within the expected timeframe or at all, the effect of the announcement of the tender offer and the merger on IAC’s and Care.com’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of IAC and Care.com, and other circumstances beyond IAC’s and Care.com’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in IAC’s and Care.com’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) to be filed with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the SEC.

Contacts

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

Care.com Investor Relations

Peter Stabler

ICR, Inc.

781-795-7244

Care.com Corporate Communications

Nancy Bushkin

781-642-5919

Jim Barron/Sard Verbinnen

212-687-8080